Exhibit 99.1

Press Release Dated November 13, 2007

Natrol Announces Date and Conference Call

For Third Quarter Fiscal 2007 Earnings Results

CHATSWORTH, CA. – November 13, 2007 Natrol, Inc. (Nasdaq:NTOL - News), a leading manufacturer and marketer of nationally branded nutritional products, announced that it will release its third quarter 2007 earnings results on Wednesday, November 14, 2007 after the market close.  This will be followed by a conference call at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time to review results, which will include comments from Wayne M. Bos, President and Chief Executive Officer, Dennis R. Jolicoeur, Chief Financial Officer, and Craig Cameron, Chief Operating Officer followed by a question and answer session.

Parties interested in participating in the conference call may dial-in at (866) 328-4270, while international callers may dial-in at (480) 629-9564.  The conference call will be webcast and can be accessed at www.viavid.net.  A recording of the conference call will be available until November 21, 2007 by dialing (800) 406-7325 or (303) 590-3030 for international callers, and entering the passcode of 3806709.

About Natrol - Nourishing the Potential of Mind and Body(SM)

Natrol, Inc. (Nasdaq: NTOL), headquartered in Chatsworth, CA, has a portfolio of health and wellness brands representing quality nutritional supplements, functional herbal teas, and sports nutrition products. Established in 1980, Natrol’s portfolio of brands includes:  Natrol®, MRI, Prolab®, Laci Le Beau®, Promensil®, Trinovin®, Nu Hair® and Shen Min®. The company also manufactures supplements for its own brands and on behalf of third parties.

Natrol distributes products nationally through more than 54,000 retailers, as well as internationally in over 40 other countries through distribution partners and subsidiaries in the UK and Hong Kong. Natrol’s dedication to quality is evidenced by its commitment to high manufacturing standards, earning the company an “A” rating from the Natural Products Association’s Good Manufacturing Practices (“GMP”) Certification Program—a designation achieved by less than ten percent of U.S. nutrition companies. For more information, visit www.Natrol.com.

The statements made in this press release which are not historical facts, including statements regarding expectations for future growth of revenue and profits and trends concerning net sales, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation: (i) our ability to develop and execute our business plans, (ii) our ability to respond to competitive challenges and changing consumer preferences, (iii) our ability to consummate and integrate acquisitions, (iv) increased competition, (v) unfavorable publicity about dietary supplements in general or regarding our products or similar products sold by others, (vi) our exposure to product liability claims, our dependence upon certain large customers, and (vii) our ability to retain and attract talented management and other key employees, as well as those factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006, and in our other filings with the Securities and Exchange Commission.

Contact:

Natrol, Inc.	ICR (Investor Relations)
Wayne Bos, 818-739-6000	James Palczynski, 203-682-8229